Exhibit 99.1

Media contact:
Karla Olsen,
senior manager, media relations
Phone: 888.613.0003
FAX: 316.261.6769
karla_olsen@wr.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY INCREASES DIVIDEND,

PROVIDES EARNINGS GUIDANCE

Annual indicated dividend is now $1.00 per share.

TOPEKA, Kan., Feb. 23, 2006 — The Westar Energy, Inc. (NYSE:WR) Board of Directors on Feb. 22 declared a quarterly dividend of 25 cents per share on the company’s common stock payable to shareholders on April 3, 2006. The new indicated annual dividend rate is $1.00 per share, or 8.7 percent higher than the company’s previous indicated annual dividend rate.

“Over the past three years, we have made remarkable progress in strengthening our company financially and have returned to operating as a basic electric utility,” said James Haines, president and chief executive officer. “We continue to reflect this progress in our dividend while still investing in the utility business to maintain reliable service for our customers. While we are pleased to announce this increase, we remain aware of the fact that even with this increase our dividend will be well below levels of the past.”

The company affirmed that its long-term target dividend payout ratio is approximately 60 percent to 75 percent of earnings. With this dividend increase, it expects to be at the low end of this range for 2006.

The board also declared regular quarterly dividends on the company’s 4.25 percent, 4.5 percent and 5 percent series preferred stocks payable April 1, 2006.

The dividends are payable to shareholders of record as of March 9, 2006.

Westar Energy increases dividend; announces ongoing earnings guidance

Earnings Guidance

Westar Energy also announced that it expects 2006 earnings per share of $1.55 to $1.65 and 2007 earnings per share of $1.65 to $1.75.

The attachment to this release outlines the key drivers and adjustments used in arriving at the guidance.

Conference Call

Westar Energy’s plans a conference call with the investment community to discuss 2006 earnings guidance at 4:30 p.m. Eastern Time on Feb. 23, 2006. Haines will host the call. Investors, media and the public may listen to the conference call by dialing 866-362-4820, code 33998035. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the conference call will be available from about 6:30 p.m. Eastern Feb. 23 through March 3 at 888-286-8010, Replay ID No. 25529739. The replay also will be available on the Westar Energy web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 659,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment 1

Westar Energy, Inc.

2006 Earnings Guidance

2005 Ongoing EPS guidance (a)	$1.55 - $1.60

2006 Earnings Drivers and Adjustments:
Weather	$(0.07 - 0.10)
Sales growth	0.07 - 0.12
Discontinuation of retail rebates	0.06
Rate change/fuel recovery	0.38 - 0.43
Energy marketing (non-asset)	(0.07 - 0.10)
Market-based wholesale (asset)	(0.08 - 0.14)
Pension & medical	(0.05 - 0.07)
O&M / SG&A	(0.04 - 0.08)
Depreciation	(0.18 - 0.21)
Ice storm amortization	(0.07)
Interest savings	0.09 - 0.11
LaCygne lease	0.04
Corporate-owned life insurance	0.04 - 0.06
Interest / miscellaneous income	(0.04 - 0.06)
Investigation / litigation expense	0.02 - 0.07
Write-off power plant system development costs	0.02
Rate order adjustments	(0.05)
Discontinued operations, net of tax	(0.01)
Tax loss utilization	0.00 - 0.10
Other, net	(0.06 -0.07)

2006 GAAP EPS guidance	$1.55 - $1.65

(in millions unless otherwise noted)
Average shares outstanding	87.4
Depreciation & amortization	$199 - $201

Additional generation investment	$57
Pollution control investment	30
All other capital additions	223

Total capital expenditures (excludes cost of removal)	$310

Pension contribution	$21
Effective tax rate	28% - 31%

The effects of the listed earnings drivers and adjustments are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the ranges indicated.

(a)	“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. During 2004 and 2005, Westar Energy was in the process of restructuring its business. Accordingly, management believed that providing ongoing earnings in addition to GAAP earnings provided investors with a useful indicator of results comparable between periods because it excluded the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management believes it is no longer necessary to supplement its earnings release using a non-GAAP measure.